SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549


                                FORM 11-K


       [x]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
            SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year ended December 31, 1996

                                    OR

       [ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF
            THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________ to __________

Commission file number      0-14616

       A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

         J & J Snack Foods Corp. 401(k) Profit Sharing Plan

       B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

         J & J Snack Foods Corp.
         6000 Central Highway
         Pennsauken, NJ  08109


                                                               EXHIBIT 24.1


             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated April 4, 1997 accompanying the financial statements and schedules incorporated by reference or included in the Annual Report of J & J Snack Foods Corp. 401(k) Profit Sharing Plan on Form 11-K for the year ended December 31, 1996. We hereby consent to the incorporation by reference of said report in the Registration Statement of J & J Snack Foods Corp. on Form S-8 (File No. 33-87532, effective December 16, 1994).


                                     GRANT THORNTON


Philadelphia, Pennsylvania
June 25, 1997




                                SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      J & J Snack Foods Corp.
                                      401(k) Profit Sharing Plan




Date: 6/27/97				                     /s/ Dennis G. Moore
                                      Plan Administrator